Exhibit 99(a)
News Release
Integra Bank Corporation Reports Third Quarter 2009 Results
EVANSVILLE, INDIANA — October 29, 2009 — Integra Bank Corporation (Nasdaq Global Market: IBNK) today reported financial results for the third quarter of 2009.
The net loss available to common shareholders for the third quarter of 2009 was $20.9 million, or $1.01 per diluted share, compared to $49.6 million, or $2.39 per diluted share for the second quarter of 2009. The provision for loan losses was $18.9 million, down $13.6 million from $32.5 million during the second quarter of 2009, while net charge-offs totaled $20.0 million, or 3.42% of total loans on an annualized basis, down $8.8 million from $28.8 million, or 4.80% of total loans annualized for the second quarter of 2009. Net charge-offs included $1.3 million related to a program designed to obtain early repayment of commercial real estate loans. The net interest margin for the third quarter of 2009 was 2.35%, compared to 2.34% in the second quarter. The net loss available to shareholders for the nine months ended September 30, 2009 was $98.9 million, or $4.78 per diluted share.
The net loss for both the second and third quarters of 2009 include $1.1 million of dividends on the preferred shares sold to the Treasury Department in February 2009 under the Capital Purchase Program and discount accretion on the related warrant issued to the Treasury. The net loss for the third quarter also includes securities gains of $6.6 million, partially offset by trading losses of $1.2 million and an increase in the income tax valuation allowance of $6.9 million. The net loss for the second quarter included an other-than-temporary securities impairment (OTTI) charge of $20.3 million, an increase of $13.5 million in the income tax valuation allowance, a special 5 basis point FDIC assessment of $1.6 million and a $1.4 million non-tax deductible mark-to-market adjustment for the warrant that reduced earnings.
The Company previously announced that its banking subsidiary, Integra Bank N.A. had entered into two agreements with the Bank of Kentucky, Inc. First, Integra Bank agreed to sell its banking offices located in Crittenden, Dry Ridge and Warsaw, Kentucky and certain deposit liabilities and assets of banking offices located in Union and Florence, Kentucky. In this transaction, The Bank of Kentucky will assume approximately $85.0 million of deposit liabilities related to the five branches at a premium of approximately $5.2 million, and buy certain branch-related assets, including at least $35.0 million in selected loans at book value, less applicable reserves. All other assets will be sold at their book values. Integra Bank intends to close the Union and Florence banking offices following the completion of this transaction and seek a buyer for the real estate. This transaction is subject to customary conditions, including regulatory approval for the branch sale. The second transaction was the sale of a portfolio of primarily commercial loans originated from Integra Bank’s Covington, Kentucky loan production office. The sale of a portion of the commercial loans, totaling $50.0 million, occurred in September 2009. It is anticipated that additional commercial loans related to Integra Bank’s Covington, Kentucky loan production office will be purchased prior to the closing of the branch purchase transaction, which is expected to close during the fourth quarter of 2009. The Company estimates that approximately $33.0 million in additional loans are available to be purchased at the discretion of the Bank of Kentucky, and classified these loans as held for sale at September 30, 2009.
During the third quarter of 2009, the Company sold $105.7 million of agency issued collateralized mortgage obligations, $65.8 million of mortgage backed securities and $54.3 million of municipal securities at a gain of $6.6 million. A portion of the proceeds from these sales were used to purchase $170.7 million of GNMA securities, which carry a zero percent risk weight for regulatory capital requirements, thereby reducing the amount of risk weighted assets and improving total risk-based capital ratios. The repositioning improved Integra Bank’s total risk-based capital ratio by approximately 45 basis points.

“While we continue to be disappointed with our earnings, we did execute initiatives during the third quarter designed to improve our credit, liquidity and capital positions and we will continue to take additional steps in the coming months,” stated Mike Alley, Chairman and CEO. “During the third quarter, we successfully repositioned our securities portfolio, reduced commercial real estate loan balances, improved Integra’s Bank’s capital ratios, and stabilized our non-performing asset levels and credit losses. These actions are consistent with our intent to maintain strong liquidity and capital positions, while continuing to reduce non-performing assets and credit losses,” Alley added.
The allowance to total loans increased 10 basis points during the third quarter of 2009, to 3.60% at September 30, 2009, while the allowance to non-performing loans decreased from 45% to 42%. Non-performing loans increased $7.5 million to $189.9 million, or 8.61% of total loans, compared to $182.4 million, or 7.76% of total loans at June 30, 2009. Other real estate owned decreased $2.9 million to $26.4 million during the third quarter of 2009, bringing total non-performing assets to $216.3 million at September 30, 2009.
Net interest income was $16.1 million for the third quarter of 2009, compared to $16.8 million for the second quarter of 2009, while the net interest margin was 2.35%, compared to 2.34% for the second quarter of 2009. Liability costs declined 20 basis points during the quarter, while earning asset yields declined 16 basis points. The decline in net interest income was primarily driven by a decline in average earning assets of $171.6 million.
Commercial loan average balances decreased $67.9 million in the third quarter of 2009, or 14.9% on an annualized basis. This included reductions in construction and land development loans of $119.8 million and commercial and industrial loans of $18.4 million, partially offset by an increase in commercial real estate loans of $70.3 million. The change in the portfolio reflecting the reductions of construction and land development loans and the increase of commercial real estate loans reflects the completion of construction for several of the projects securing these loans, net of payoffs and paydowns. The sale of $50.0 million of loans to the Bank of Kentucky occurred during September and did not materially impact average loan balances for the quarter. Low cost deposit average balances increased $57.1 million during the third quarter of 2009 to $1.1 billion.
Non-interest income was $14.8 million for the third quarter of 2009, compared to $(11.0) million for the second quarter of 2009. The third quarter of 2009 included $6.6 million of securities gains and $1.2 million of trading losses, as well as a $0.8 million loss reflected when the Company reclassified its bank owned life insurance as available for sale or surrender. The second quarter of 2009 included an OTTI charge on securities of $20.3 million, securities gains from sales of $1.5 million, and a $1.4 million reduction to non-interest income for a mark-to-market adjustment for the Treasury warrant. Deposit service charges increased $0.3 million during the third quarter of 2009 from the second quarter of 2009.
Non-interest expense was $24.4 million for the third quarter of 2009, compared to $29.2 million for the second quarter of 2009. Decreases during the third quarter of 2009 compared to the second quarter included debt prepayment penalties of $1.5 million, personnel expense of $1.4 million, FDIC insurance of $1.3 million, professional fees of $0.4 million and low income housing partnership losses of $0.3 million. These decreases offset an increase in loan and other real estate owned expense of $0.7 million.
Income tax expense was $7.3 million for the third quarter of 2009, as a federal and state income tax valuation allowance of $6.9 million and expected tax expense on the bank owned life insurance transaction of $5.6 million more than offset the tax benefit of the quarter’s loss.
Integra Bank’s total risk based capital ratio was 10.20%, an increase of 36 basis points from June 30, 2009. The increase resulted from the sale of securities and reinvestment of those funds into lower risk-weighted assets, the sale of loans to the Bank of Kentucky, other declines in loan balances, and capital infusions from the Company of $9.9 million, partially offset by the impact of the quarter’s net loss. Integra Bank’s tier 1 risk-based capital ratio increased 36 basis points to 8.92% and its tier 1 leverage ratio increased 14 basis points to 6.61%. All of Integra Bank’s regulatory capital ratios are above the minimums for well-capitalized status. The Company’s tangible common equity to tangible assets ratio declined 53 basis points to 3.44%.

On September 18, 2009, the Company announced the suspension of cash dividends on its common stock for an indefinite period. The quarterly cash dividend had previously been $0.01 per share.
Beginning in the fourth quarter of 2009, the Company intends to suspend the payment of cash dividends on its outstanding preferred stock and defer the payment of interest on its outstanding junior subordinated notes related to its trust preferred securities. The terms of the junior subordinated notes and the trust documents allow the Company to defer payments of interest for up to five years without default or penalty. During the deferral period, the respective trusts will likewise suspend the declaration and payment of dividends on the trust preferred securities. Also during the deferral period, the Company may not, among other things and with limited exceptions, pay cash dividends on or repurchase its common stock or preferred stock nor make any payment on outstanding debt obligations that rank equally with or junior to the junior subordinated notes.
The Company believes that the suspension of cash dividends on its preferred and common stock and the deferral of interest payments on the junior subordinated notes will preserve approximately $1.8 million per quarter (compared with the continuing level of dividend and interest payments), thereby enhancing liquidity and the Company’s ability to bolster Integra Bank’s capital ratios. The decision to defer payment of dividends and interest is in line with guidance issued by the Federal Reserve in February 2009, as revised in March 2009 (SR-09-4) related to payment of dividends on common and preferred stock, as well as interest on the subordinated notes underlying trust preferred securities.
Conference Call
Integra executive management will hold a conference call to discuss the contents of this news release, business highlights and its financial outlook on, Thursday, October 29, 2009, at 10:00 a.m. CT. The telephone number for the conference call is 866-861-4873, confirmation code 1408075. The conference call will also be available by webcast at http://www.integrabank.com.
About Integra
Headquartered in Evansville, Indiana, Integra Bank Corporation is the parent of Integra Bank N.A. As of September 30, 2009, Integra Bank has $3.3 billion in total assets and operates 74 banking centers and 122 ATMs at locations in Indiana, Kentucky, Illinois and Ohio. Integra Bank Corporation’s common stock is listed on the Nasdaq Global Market under the symbol IBNK. Additional information may be found at www.integrabank.com.
Safe Harbor
Certain statements made in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, the words “may,” “will,” “should,” “would,” “anticipate,” “expect,” “plan,” “believe,” “intend,” and similar expressions identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) the effects of the current recession in the markets in which we primarily do business; (2) changes in the interest rate environment that reduce our net interest margin; (3) unanticipated additional loan charge-offs and loan loss provisions; (4) our ability to maintain required capital levels and adequate sources of funding and liquidity; (5) additional declines in value of our investment securities portfolio, including adverse developments affecting the issuers of trust preferred and collateralized securities we hold; (6) changes and trends in capital markets; (7) competitive pressures from other depository institutions that increase our funding costs; (8) unanticipated effects or changes in critical accounting policies and judgments; (9) legislative or regulatory changes or actions, or significant litigation that adversely affect us or the banking industry; (10) our ability to attract and retain key personnel; (11) our ability to fully utilize our deferred tax asset; (12) our ability to maintain security for confidential information in our computer systems and telecommunications network; (13) the effects of our participation in the Capital Purchase Program and possible changes to that program; (14) increases in insurance premiums we pay to the Federal Deposit Insurance Corporation; (15) our ability to comply with the terms of commitments we have made to federal banking authorities; (16) the successful completion of the branch and loan sale transactions announced in September 2009 and other plans to improve our capital ratios; (17) the impact of our decisions to suspend paying cash dividends on common and preferred stock and defer interest payments on our subordinated debt relating to our trust preferred securities (18) damage to our reputation that could result from adverse developments with respect to the foregoing, including our ability to retain customers and attract new ones, our cost of funding and our level of liquidity as well as other factors we describe in our periodic reports filed with the SEC. We undertake no obligation to revise or update these risks, uncertainties and other factors except as may be set forth in our periodic reports.
Contacts:
Mike Alley, Chairman and CEO — 812-461-5795
Martin Zorn, EVP-Chief Operating Officer and Chief Financial Officer — 812-461-5794
Gretchen Dunn, Shareholder Relations — 812-464-9677
Web site:
http://www.integrabank.com

Summary Operating Results Data
Here is a summary of Integra’s third quarter 2009 operating results:
Net income (loss) available to common shareholders of $(20.9) million for third quarter 2009
•	Compared with $(49.6) million for second quarter 2009

•	Compared with $(33.3) million for third quarter 2008
Diluted net income (loss) per common share of $(1.01) for third quarter 2009
•	Compared with $(2.39) for second quarter 2009

•	Compared with $(1.62) for third quarter 2008
Return on assets of (2.34)% for third quarter 2009
•	Compared with (5.53)% for second quarter 2009

•	Compared with (3.93)% for third quarter 2008
Return on common equity of (60.56)% for third quarter 2009
•	Compared with (111.7)% for second quarter 2009

•	Compared with (41.36)% for third quarter 2008
Net interest margin of 2.35% for third quarter 2009
•	Compared with 2.34% for second quarter 2009

•	Compared with 3.22% for third quarter 2008
Allowance for loan losses of $79.4 million or 3.60% of loans at September 30, 2009
•	Compared with $82.3 million or 3.50% at June 30, 2009

•	Compared with $41.8 million or 1.70% at September 30, 2008

•	Equaled 41.8% of non-performing loans at September 30, 2009, compared with 45.1% at June 30, 2009 and 49.0% at September 30, 2008
Non-performing assets of $216.3 million or 9.69% of loans and other real estate owned at September 30, 2009
•	Compared with $211.7 million or 8.90% at June 30, 2009

•	Compared with $92.4 million or 3.75% at September 30, 2008
Annualized net charge-off rate of 3.42% for third quarter 2009
•	Compared with 4.80% for second quarter 2009

•	Compared with 1.31% for third quarter 2008

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30,	December 31,	September 30,
	2009	2008	2008
ASSETS
Cash and due from banks	$391,171	$62,354	$66,369
Federal funds sold and other short-term investments	49,946	419	4,128
Loans held for sale (at lower of cost or market value)	41,253	5,776	6,679
Securities available for sale	342,240	561,739	525,428
Securities held for trading	13,237	—	—
Regulatory stock	29,124	29,155	29,182
Loans:
Commercial loans	1,639,578	1,850,043	1,808,343
Consumer loans	398,212	432,183	431,106
Mortgage loans	167,871	208,017	221,361
Less: Allowance for loan losses	(79,364)	(64,437)	(41,766)

Net loans	2,126,297	2,425,806	2,419,044
Premises and equipment	45,296	48,500	49,534
Goodwill	—	—	74,824
Other intangible assets	8,664	9,928	10,359
Other assets	211,097	213,423	171,295

TOTAL ASSETS	$3,258,325	$3,357,100	$3,356,842

LIABILITIES
Deposits:
Non-interest-bearing demand	$287,723	$284,032	$277,086
Savings & interest checking	779,262	600,374	557,767
Money market	291,680	301,411	345,154
Certificates of deposit and other time deposits	1,114,097	1,154,375	1,205,787

Total deposits	2,472,762	2,340,192	2,385,794
Short-term borrowings	188,011	415,006	306,182
Long-term borrowings	361,364	360,917	358,676
Other liabilities	33,656	36,194	29,602

TOTAL LIABILITIES	3,055,793	3,152,309	3,080,254

SHAREHOLDERS’ EQUITY
Preferred stock — no par, $1,000 per share liquidation preference — 1,000,000 shares authorized	81,928	—	—
Common stock — $1.00 stated value — 129,000,000 shares authorized	20,937	20,749	20,749
Additional paid-in capital	217,205	208,732	208,228
Retained earnings	(114,320)	(15,754)	66,076
Accumulated other comprehensive income (loss)	(3,218)	(8,936)	(18,465)

TOTAL SHAREHOLDERS’ EQUITY	202,532	204,791	276,588

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,258,325	$3,357,100	$3,356,842

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2009	2009	2009	2008	2008
INTEREST INCOME
Interest and fees on loans and leases	$24,566	$25,489	$25,952	$33,235	$35,201
Interest and dividends on securities available for sale	3,857	5,830	6,474	6,811	6,605
Interest on securities held for trading	81	22	—	—	—
Dividends on regulatory stock	337	157	521	103	385
Interest on loans held for sale	89	127	103	85	88
Interest on federal funds sold and other investments	272	174	93	10	26

Total interest income	29,202	31,799	33,143	40,244	42,305
INTEREST EXPENSE
Interest on deposits	10,356	11,759	12,187	13,532	12,888
Interest on short-term borrowings	268	583	763	1,447	1,995
Interest on long-term borrowings	2,528	2,683	2,710	3,828	3,562

Total interest expense	13,152	15,025	15,660	18,807	18,445

NET INTEREST INCOME	16,050	16,774	17,483	21,437	23,860
Provision for loan losses	18,913	32,536	31,394	38,169	17,978

Net interest income after provision for loan losses	(2,863)	(15,762)	(13,911)	(16,732)	5,882
NON-INTEREST INCOME
Service charges on deposit accounts	5,335	5,035	4,413	5,436	5,884
Trust income	630	563	459	470	573
Debit card income-interchange	1,368	1,373	1,257	1,281	1,358
Other service charges and fees	1,098	951	1,093	1,142	1,103
Securities gains (losses)	6,578	(18,835)	(1,170)	(4,309)	13
Gain (Loss) on sale of other assets	(219)	(22)	2,496	(3)	(47)
Warrant fair value adjustment	—	(1,407)	(4,738)	—	—
Other	37	1,358	1,682	1,742	1,300

Total non-interest income	14,827	(10,984)	5,492	5,759	10,184
NON-INTEREST EXPENSE
Salaries and employee benefits	10,187	11,561	12,075	11,442	12,125
Occupancy	2,348	2,378	2,581	2,657	2,621
Equipment	749	808	849	875	974
Professional fees	1,699	2,057	1,730	1,816	1,390
Communication and transportation	1,126	1,091	1,161	1,248	1,223
Loan and OREO expense	2,545	1,888	5,448	1,028	870
Goodwill impairment	—	—	—	74,824	48,000
Debt prepayment fees	27	1,511	—	—	—
FDIC Assessment	1,721	3,005	950	479	163
Other	3,967	4,870	4,679	5,199	4,821

Total non-interest expense	24,369	29,169	29,473	99,568	72,187

Income (Loss) before income taxes	(12,405)	(55,915)	(37,892)	(110,541)	(56,121)
Income taxes expense (benefit)	7,330	(7,451)	(9,831)	(28,919)	(22,794)

NET INCOME (LOSS)	(19,735)	(48,464)	(28,061)	(81,622)	(33,327)

Preferred stock dividends and discount accretion	1,117	1,139	413	—	—

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(20,852)	$(49,603)	$(28,474)	$(81,622)	$(33,327)

Earnings (Loss) per common share:
Basic	$(1.01)	$(2.39)	$(1.37)	$(3.97)	$(1.62)
Diluted	(1.01)	(2.39)	(1.37)	(3.97)	(1.62)

Weighted average common shares outstanding:
Basic	20,707	20,715	20,732	20,569	20,567
Diluted	20,707	20,715	20,732	20,569	20,567

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
INTEREST INCOME
Interest and fees on loans and leases	$24,566	$35,201	$76,007	$109,760
Interest and dividends on securities available for sale	3,857	6,605	16,161	20,781
Interest on securities held for trading	81	—	103	570
Dividends on regulatory stock	337	385	1,015	1,170
Interest on loans held for sale	89	88	319	281
Interest on federal funds sold and other investments	272	26	539	94

Total interest income	29,202	42,305	94,144	132,656

INTEREST EXPENSE
Interest on deposits	10,356	12,888	34,302	42,131
Interest on short-term borrowings	268	1,995	1,614	6,116
Interest on long-term borrowings	2,528	3,562	7,921	11,865

Total interest expense	13,152	18,445	43,837	60,112

NET INTEREST INCOME	16,050	23,860	50,307	72,544
Provision for loan losses	18,913	17,978	82,843	27,615

Net interest income after provision for loan losses	(2,863)	5,882	(32,536)	44,929

NON-INTEREST INCOME
Service charges on deposit accounts	5,335	5,884	14,783	15,642
Trust income	630	573	1,652	1,686
Debit card income-interchange	1,368	1,358	3,998	3,977
Other service charges and fees	1,098	1,103	3,142	3,997
Securities gains (losses)	6,578	13	(13,427)	(6,262)
Gain (Loss) on sale of other assets	(219)	(47)	2,255	(59)
Warrant fair value adjustment	—	—	(6,145)	—
Other	37	1,300	3,077	4,949

Total non-interest income	14,827	10,184	9,335	23,930

NON-INTEREST EXPENSE
Salaries and employee benefits	10,187	12,125	33,823	36,965
Occupancy	2,348	2,621	7,307	7,722
Equipment	749	974	2,406	2,857
Professional fees	1,699	1,390	5,486	3,925
Communication and transportation	1,126	1,223	3,378	3,816
Loan and OREO expense	2,545	870	9,881	1,752
Goodwill impairment	—	48,000	—	48,000
Debt prepayment fees	27	—	1,538	—
FDIC Assessment	1,721	163	5,676	317
Other	3,967	4,821	13,516	15,131

Total non-interest expense	24,369	72,187	83,011	120,485

Income (Loss) before income taxes	(12,405)	(56,121)	(106,212)	(51,626)
Income taxes expense (benefit)	7,330	(22,794)	(9,952)	(22,373)

NET INCOME (LOSS)	(19,735)	(33,327)	(96,260)	(29,253)

Preferred stock dividends and discount accretion	1,117	—	2,669	—

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$(20,852)	$(33,327)	$(98,929)	$(29,253)

Earnings (Loss) per share:
Basic	$(1.01)	$(1.62)	$(4.78)	$(1.42)
Diluted	(1.01)	(1.62)	(4.78)	(1.42)

Weighted average shares outstanding:
Basic	20,707	20,567	20,713	20,553
Diluted	20,707	20,567	20,713	20,553

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands, except for per share data)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2009	2009	2009	2008	2008
EARNINGS DATA
Net Interest Income (tax-equivalent)	$16,472	$17,327	$18,135	$22,111	$24,513
Net Income (Loss)	(19,735)	(48,464)	(28,061)	(81,622)	(33,327)

COMMON SHARE DATA
Net Income (Loss)	(20,852)	(49,603)	(28,474)	(81,622)	(33,327)
Basic Earnings Per Share	(1.01)	(2.39)	(1.37)	(3.97)	(1.62)
Diluted Earnings Per Share	(1.01)	(2.39)	(1.37)	(3.97)	(1.62)
Dividends Declared	—	0.01	0.01	0.01	0.01
Tangible Book Value	5.35	6.40	8.21	9.39	9.22

PERFORMANCE RATIOS
Return on Assets	(2.34)	(5.53)%	(3.25)%	(9.57)%	(3.93)%
Return on Common Equity	(60.56)	(111.70)	(56.62)	(119.82)	(41.36)
Net Interest Margin (tax-equivalent)	2.35	2.34	2.39	2.86	3.22
Tier 1 Risk-Based Capital	8.21	8.52	10.01	7.68	9.05
Total Risk-Based Capital	10.44	10.42	11.73	9.75	11.03
Tangible Common Equity to Tangible Assets	3.44	3.97	4.80	5.82	5.85
Efficiency Ratio	96.76	102.45	107.66	75.55	68.49

AT PERIOD END
Assets	$3,258,325	$3,346,262	$3,555,533	$3,357,100	$3,356,842
Interest-Earning Assets	2,681,461	2,837,522	3,005,489	3,087,332	3,026,227
Commercial Loans	1,639,578	1,767,149	1,828,731	1,850,043	1,808,343
Consumer Loans	398,212	406,800	409,255	432,183	431,106
Mortgage Loans	167,871	175,523	188,013	208,017	221,361
Total Loans	2,205,661	2,349,472	2,425,999	2,490,243	2,460,810
Deposits	2,472,762	2,474,355	2,580,043	2,340,192	2,385,794
Low Cost Deposits (1)	1,066,985	1,011,541	957,280	884,406	834,853
Interest-Bearing Liabilities	2,734,414	2,809,067	2,950,191	2,832,083	2,773,566
Shareholders’ Equity	202,532	223,464	261,502	204,791	276,588
Unrealized Gains (Losses) on Market Securities (FASB 115)	(2,453)	(2,057)	(5,150)	(8,509)	(17,515)

AVERAGE BALANCES
Assets	$3,349,458	$3,513,409	$3,500,401	$3,393,237	$3,377,261
Interest-Earning Assets (2)	2,789,909	2,961,516	3,053,716	3,087,179	3,038,943
Commercial Loans	1,745,831	1,813,743	1,840,457	1,836,979	1,776,275
Consumer Loans	401,820	407,757	418,640	432,380	429,042
Mortgage Loans	171,490	182,568	197,016	215,343	228,747
Total Loans	2,319,141	2,404,068	2,456,113	2,484,702	2,434,064
Deposits	2,520,448	2,575,429	2,513,377	2,410,344	2,345,027
Low Cost Deposits (1)	1,059,055	1,001,952	912,326	858,521	850,095
Interest-Bearing Liabilities	2,804,857	2,921,548	2,936,850	2,806,089	2,746,792
Shareholders’ Equity	221,894	259,923	233,951	270,998	320,522
Basic Common Shares	20,707	20,715	20,732	20,569	20,567
Diluted Common Shares	20,707	20,715	20,732	20,569	20,567

(1)	Defined as interest checking, demand deposit and savings accounts.

(2)	Includes securities available for sale and held for trading at amortized cost.

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA-con’t
(In thousands, except ratios and yields)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2009	2009	2009	2008	2008
ASSET QUALITY

Non-Performing Assets:
Non Accrual Loans	$185,558	$175,840	$186,770	$150,002	$79,672
Loans 90+ Days Past Due	4,339	6,573	2,444	897	5,514

Non-Performing Loans	189,897	182,413	189,214	150,899	85,186
Other Real Estate Owned	26,435	29,286	19,848	19,396	7,252

Non-Performing Assets	$216,332	$211,699	$209,062	$170,295	$92,438

Allowance for Loan Losses:
Beginning Balance	$82,309	$78,525	$64,437	$41,766	$31,780
Provision for Loan Losses	18,913	32,536	31,394	38,169	17,978
Recoveries	538	442	330	377	464
Loans Charged Off	(20,548)	(29,194)	(17,636)	(15,875)	(8,456)
Transfer to Loans Held for Sale	(1,848)	—	—	—	—

Ending Balance	$79,364	$82,309	$78,525	$64,437	$41,766

Ratios:
Allowance for Loan Losses to Loans	3.60%	3.50%	3.24%	2.59%	1.70%
Allowance for Loan Losses to Average Loans	3.42	3.42	3.20	2.59	1.72
Allowance to Non-performing Loans	41.79	45.12	41.50	42.70	49.03
Non-performing Loans to Loans	8.61	7.76	7.80	6.06	3.46
Non-performing Assets to Loans and Other Real Estate Owned	9.69	8.90	8.55	6.79	3.75
Net Charge-Off Ratio	3.42	4.80	2.86	2.48	1.31

NET INTEREST MARGIN

Yields (tax-equivalent)
Loans	4.18%	4.23%	4.26%	5.28%	5.70%
Securities	4.42	4.87	5.02	5.21	5.12
Regulatory Stock	4.63	2.15	7.14	1.42	5.27
Other Earning Assets	2.60	10.90	8.85	5.74	3.25

Total Earning Assets	4.22	4.38	4.47	5.28	5.63

Cost of Funds
Interest Bearing Deposits	1.84	2.07	2.23	2.53	2.49
Other Interest Bearing Liabilities	1.92	2.02	1.94	3.04	3.18
Total Interest Bearing Liabilities	1.86	2.06	2.16	2.67	2.67

Total Interest Expense to Earning Assets	1.87	2.04	2.08	2.42	2.41

Net Interest Margin	2.35%	2.34%	2.39%	2.86%	3.22%